Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HERTZ GLOBAL HOLDINGS, INC.

Hertz Global Holdings, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is Hertz Global Holdings, Inc.

SECOND: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as provided below.

1.                                      Article FIFTH Paragraph (a) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

(a)                                 The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, until the election of directors at the 2017 annual meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, shall be classified with respect to the time for which they severally hold office into three classes of directors, Class I, Class II and Class III. Directors in Class III shall have a term expiring at the 2015 annual meeting of stockholders, the directors in Class I shall have a term expiring at the 2016 annual meeting of stockholders and the directors in Class II shall have a term expiring at the 2017 annual meeting of stockholders, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders commencing with the 2015 annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected for a one-year term, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall be subject to such director’s earlier death, resignation or removal. From and after the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall cease to be classified. No decrease in the number of directors shall shorten the term of any incumbent director.

2.                                      Article FIFTH Paragraph (d) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

(d)                                 Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors, provided that until the 2017 annual meeting of stockholders, each director may only be removed for cause in this manner.

3.                                      Article FIFTH Paragraph (e) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

(e)                                  Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, provided that prior to the 2017 annual meeting of stockholders, any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

THIRD: That the amendment of the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by J. Jeffrey Zimmerman, its Executive Vice President, General Counsel and Secretary, this 14th day of May, 2014.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ J. Jeffrey Zimmerman
J. Jeffrey Zimmerman
Executive Vice President, General Counsel and Secretary